                           SOFTWARE LICENSE AGREEMENT

    THIS AGREEMENT ("Agreement") is hereby entered into between At Work Corp., with offices at 111 John Street Suite 2509, New York, NY 10038 ("Licensor") and Pitney Bowes, with offices at Danbury, Connecticut ("Licensee") on the following terms and conditions:

    1. LICENSED PRODUCT. The parties are entering into this Agreement to establish an arrangement whereby Licensee may run in a sixty (60) day pilot test, and at its option, obtain an Operating License for certain application software programs (the "Licensed Product"), as described more fully in the attached Product Schedule and accompanying documentation ("Statement of Work") on terms and subject to the conditions set forth herein.

    2. SCOPE OF USE. The Licensor expressly reserves all rights in the Licensed Product not specifically granted to Licensee.

        (a) PILOT LICENSE. The Licensee is granted a Pilot License authorizing it to install, store, load, execute, display and use in a live pilot (collectively, "Pilot Project") the Licensed Product on the same terms and conditions applicable under Section 2(b) for a period of sixty (60) calendar days after the Licensed Product is first used in live operation as described in the Statement of Work (the "Pilot Period"). If Licensee does not notify Licensor in writing within ten (10) calendar days after completion of the Pilot Period of its intention to terminate this Agreement, the Licensee shall be deemed to have accepted an Operating License to Use the Licensed Product under Subsection (b) ("Operating License") in accordance with the other terms and conditions of this Agreement; otherwise, this Agreement shall be deemed terminated and Licensee shall return or destroy all copies of the Licensed Product in its possession or control.

        (b) OPERATING LICENSE. Licensee is granted a nonexclusive license to install, store, load, execute and display (collectively, "Use") as many copies of the Licensed Product as required to present bill documents in Hypertext Markup Language (HTML) format to end-users via the Internet. The Licensee may Use the Licensed Product to present up to one (1) million equivalent printed pages ("Equivalent Printed Pages") per month. Equivalent Printed Pages is calculated as the total number of printed pages that would be produced by printing paper copies of the bills that are made available for Internet presentation by using the Licensed Product during any given month. The Licensed Product will be installed at the single office building (or contiguous campus of buildings) identified in the attached Product Schedule. Any change in the designated location of the Licensed Product shall require Licensor's prior written consent. Licensor agrees to grant Licensee future additional Operating Licenses as set forth in the attached Payment Schedule.

        (c) TRANSFER OF LICENSE. Except as specifically authorized in another provision of this Agreement, neither this Agreement, nor any rights or obligations hereunder, may be transferred, assigned, delegated, sublicensed, relocated or moved to another person, place or machine, in whole or in part, without Licensor's prior written consent and any attempt to the contrary shall be void and of no legal effect.

    3. TERM. This Agreement shall commence on the date last below written and shall continue in full force and effect in perpetuity, unless terminated earlier in accordance with Section 12 ("Termination").

    4.  PROGRAM CODE AND DOCUMENTATION.

        (a) PROGRAM CODE. The Licensed Products shall be provided to Licensee and used strictly in machine-readable object code format. No source code or technical-level documentation are licensed under this Agreement.

        (b)  PROGRAM DOCUMENTATION.  The Licensee shall be provided one
    (1) copy of "Documentation" describing in reasonable detail understandable by a user of general proficiency the use and operation of the Licensed Product. The Documentation shall be supplied in magnetic and printed form and may not be reproduced by Licensee without Licensor's consent.

    5. ACCEPTANCE. A Licensed Product shall be deemed accepted by Licensee unless Licensee notifies Licensor in writing of a material defect in the Licensed Product within twenty (20) business days after delivery and commencement of the Operating License.

    6.  SUPPORT SERVICES.

        (a) MAINTENANCE. Any support or maintenance of the Licensed Product beyond any warranty coverage described in Section 9 ("Warranties") shall be provided under a separate agreement negotiated in good faith by the parties.

        (b) TRAINING. Licensor shall, at no additional fee, provide Licensee the number of Consulting Days identified on the Product Schedule for training Licensee's employees in the operation of the Licensed Product. This training program includes Licensor's out-of-pocket travel costs associated with the training services.

    7. PRICES AND PAYMENT. The prices and fees for Licensed Products or other technology provided hereunder, any Support Services and other deliverables are set forth on the Payment Schedule. Invoiced amounts shall be paid within twenty
(20) days from date of invoice. Licensee may not withhold or "setoff" any amounts due hereunder. Licensor reserves the right to stop work and assert appropriate liens until all amounts due are paid in full. Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one (1) percent per month or fraction thereof until paid. Prices quoted do not include and Licensee shall pay, indemnify and hold Licensor harmless from all sales/use, gross receipts, value-added, GST, personal property or other tax (including interest and penalties imposed thereon) on the transaction contemplated herein.

    8.  CONFIDENTIAL AND PROPRIETARY INFORMATION.

        (a) ACKNOWLEDGMENT. Licensee hereby acknowledges that the Licensed Product (including any Documentation, source code, translations, compilations, partial copies and derivative works) contains confidential and proprietary information belonging exclusively to Licensor or such third party as may be identified on the Licensed Product or applicable Documentation ("Confidential and Proprietary Information").
    Confidential and Proprietary information does not include: (i) information already known or independently developed by the Licensee outside the scope of this relationship by personnel not having access to any Confidential and Proprietary Information; (ii) information in the public domain through no wrongful act of the Licensee, or (iii) information received by the Licensee from a third party who was free to disclose it.

        (b) COVENANT. With respect to the Confidential and Proprietary Information, and except as expressly authorized herein, the Licensee hereby agrees that during the Term and for five (5) years from the date of disclosure it shall not use, commercialize or disclose such Confidential and Proprietary Information to any person or entity, except to its own employees having a "need to know" (and who themselves are bound by similar nondisclosure restrictions), and to such other recipients as the Licensor may approve in writing; provided that all such recipients shall have first executed a confidentiality agreement in a form acceptable to Licensor. Neither the Licensee nor any recipient shall: (i) alter or remove from any Licensed Product or associated Documentation any proprietary, copyright, trademark or trade secret legend, or (ii) attempt to decompile, disassemble or reverse engineer the Licensed Product or other
    Confidential and Proprietary Information (and any information derived in violation of such covenant shall automatically be deemed Confidential and Proprietary Information owned exclusively by Licensor). The Licensee and its personnel shall use at least the same degree of care in safeguarding the Confidential and Proprietary Information as it uses in safeguarding its own confidential information, but in no event shall less than due diligence and care be exercised. Upon termination, Licensee shall return or destroy all Confidential and Proprietary Information in its possession or control and cease all further use thereof.

    9.  WARRANTIES.

        (a) NONINFRINGEMENT WARRANTY. Licensor represents and warrants that the Licensed Product, when properly used as contemplated herein, will not infringe or misappropriate any United States copyright, trademark, patent, or the trade secrets of any third persons. Upon being notified of such a claim, Licensor shall (i) defend through litigation or obtain through negotiation the right of Licensee to continue using the Licensed Product;
    (ii) rework the Licensed Product so as to make it noninfringing while preserving the original functionality, or (iii) replace the Licensed Product with functionally equivalent software. If none of the foregoing alternatives provide an adequate remedy, Licensee may terminate all or any part of this Agreement and recover amounts paid for the infringing Licensed Product.

        (b) LIMITED PERFORMANCE WARRANTY. Licensor represents and warrants for a period of sixty (60) days ("Warranty Period") that it will make a reasonable effort to ensure the Licensed Product operates substantially in accordance with the applicable Documentation; provided, that (i) the Licensed Product is installed, implemented and operated in accordance with all instructions supplied by Licensor; (ii) Licensee notifies Licensor of any such defect within ten (10) calendar days after the appearance thereof,
    (iii) Licensee has properly installed all updates made available with respect to the Licensed Product, and updates recommended by Licensor with respect to any third party software products (including operating system software) that materially affect the performance of the Licensed Product;
    (iv) Licensee has properly maintained all associated equipment, software and environmental conditions in accordance with applicable specifications and industry standards; (v) Licensee has not introduced other equipment or software creating an adverse impact on the Licensed Product, (vi) Licensee has paid all amounts due hereunder and is not in default of any provision of this Agreement, (vii) any Functional Design or Specification provided by Licensee is an accurate and complete rendering of the relevant features, applicable interfaces and associated operating environment, and
    (viii) Licensee has made no changes (nor permitted any changes to be made other than by or with the express approval of Licensor) to the Licensed Product source code.

        (c) YEAR 2000 STANDARDS. Licensor represents and warrants that during the Warranty Period and for so long as Licensee continuously subscribes to any available Support Services it will make a reasonable effort to ensure the Licensed Product records, stores, recognizes, interprets, processes and presents both 20th and 21st century dates using four digit years substantially according to formats and assumptions specified in the Documentation. This warranty is subject to the conditions described in the preceding subsection, and does not apply insofar as the Licensed Product derives date functions from other programs (e.g., operating system run-time libraries, databases, data streams or firmware) nor does it require Licensor to workaround or accommodate other programs that are not compliant with Year 2000 Standards.

        (d)  NO UNDOCUMENTED FEATURES.  Licensor represents and warrants that
    (i) the Licensed Product will not contain any timer, counter, lock or similar device (other than security features specifically approved by Licensee in the specifications) that inhibits or in any way limits its ability to operate, and (ii) it will scan the Licensed Product with commercially available anti-virus software and shall use due diligence to remove viruses capable of being detected with such software. All corrections shall be as fully warranted as the original work through expiration of the original Warranty Period.

        (e) WARRANTY DISCLAIMER. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION ("WARRANTIES") THE LICENSOR HEREBY DISCLAIMS WITH RESPECT TO ALL LICENSED PRODUCTS, SUPPORT SERVICES OR OTHER DELIVERABLES PROVIDED

    HEREUNDER, ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, ACCURACY, INTEGRATION OR FITNESS FOR A PARTICULAR PURPOSE. ANY UNAUTHORIZED CHANGES TO SOURCE CODE TO A LICENSED PRODUCT WILL VOID THE WARRANTY PROVIDED UNDER THIS SECTION.

    10. LIMITATION OF REMEDIES AND LIABILITIES. The parties acknowledge that the following provisions have been negotiated by them and reflect a fair allocation of risk:

        (a)  REMEDIES.  Except for certain injunctive relief authorized under
    Section 8 ("Confidential and Proprietary Information"), Licensee's sole and exclusive remedies for Licensor's default hereunder shall be (i) to obtain the repair, replacement or correction of the defective Licensed Product or services to the extent warranted under Section 9 ("Warranties") or, if Licensor reasonably determines that such remedy is not economically or technically feasible, (ii) to obtain an equitable partial or full refund of amounts paid with respect to the defective Licensed Product or services.

        (b) LIABILITIES. LICENSOR SHALL NOT BE LIABLE FOR ANY AMOUNT EXCEEDING THE TOTAL PORTION OF THE CONTRACT PRICE ACTUALLY PAID BY LICENSEE. IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST SAVINGS, LOST PROFIT OR BUSINESS INTERRUPTION EVEN IF NOTIFIED IN ADVANCE OF SUCH POSSIBILITY) ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.

    11. NOTICES. Notices sent to either party shall be effective when delivered in person or transmitted by telecopier ("fax") machine, one (1) day after being sent by overnight courier, or two (2) days after being sent by first class mail postage prepaid. A facsimile of this Agreement and notices generated in good form by a fax machine (as well as a photocopy thereof) shall be treated as "original" documents admissible into evidence unless a document's authenticity is genuinely placed in question.

    12. TERMINATION. Either party may, in addition to other relief, terminate this Agreement if the other party breaches any material provision hereof and fails within thirty (30) days after receipt of notice of default to correct such default or to commence corrective action reasonably acceptable to the aggrieved party and proceed with due diligence to completion. Either party shall be in default hereof if it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to the party and is not dismissed within thirty (30) days. Termination shall have no effect on the parties' rights or obligations to safeguard and respect Confidential and Proprietary Information under Section 8
("Confidential and Proprietary Information"), rights or obligations under
Section 9 ("Warranties"), Section 10 ("Limitation of Remedies and Liabilities") or Section 17 ("Compliance with Export Regulations").

    13. DISPUTES, CHOICE OF LAW. Except for certain emergency judicial relief authorized under Section 8(c) ("Injunctive Relief") which may be brought at any time, the parties agree that all disputes between them shall first be subject to the procedures in Section 12 ("Termination") and then shall be submitted for informal resolution to their respective chief operating officers. Any remaining dispute shall be submitted to a panel of three (3) arbitrators, with each party choosing one (1) panel member and the third member chosen by the first two
(2) panel members. The proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrators shall include a written explanation of their decision, shall be limited to remedies otherwise available in court and shall be binding upon the parties and enforceable in any court of competent jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE UNITED STATES

AND NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AND ANY ACTION SHALL BE INITIATED AND MAINTAINED IN A FORUM OF COMPETENT JURISDICTION IN SUCH DESIGNATED STATE.

    14. INDEPENDENT CONTRACTOR STATUS. Each party and its people are independent contractors in relation to the other party with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible, and shall indemnify and hold harmless the other party, for the withholding and payment of all Federal, state and local personal income, wage, earnings, occupation, social security, workers compensation, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and attributable to themselves and their respective people.

    15. SECURITY, NO CONFLICTS. Each party agrees to inform the other of any information made available to the other party that is classified or restricted data, agrees to comply with the security requirements imposed by any state or local government, or by the United States Government, and shall return all such material upon request. Each party represents and warrants that its participation in this Agreement does not conflict with any contractual or other obligation of the party or create any conflict of interest prohibited by the U.S. Government or any other government and shall promptly notify the other party if any such conflict arises during the Term.

    16. INSURANCE, INDEMNITY. Each party shall maintain adequate insurance protection covering its respective activities hereunder, including coverage for statutory workers compensation, comprehensive general liability for bodily injury and tangible property damage, as well as adequate coverage for vehicles. Each party shall indemnify and hold the other harmless from liability for bodily injury, death and tangible property damage resulting from the negligent or willfully injurious acts or omissions of its officers, agents, employees or representatives acting within the scope of their work.

    17. COMPLIANCE WITH EXPORT REGULATIONS. Licensee has or shall obtain in a timely manner all necessary or appropriate licenses, permits or other governmental authorizations or approvals; shall indemnify and hold Licensor harmless from, and bear all expense of, complying with all foreign or domestic laws, regulations or requirements pertaining to the importation, exportation, or use of the technology to be developed or provided herein. Absent such governmental authorization, Licensee shall not directly or indirectly export or re-export any such technology to Afghanistan, the People's Republic of China or any Group Q, S, W, Y or Z country specified in Supplement 1 to Part 770 of the U.S. Export Administration Regulations. This provision and the assurances made herein shall survive termination of this Agreement.

    18.  U.S. GOVERNMENT RESTRICTED RIGHTS.

        (a) DEPARTMENT OF DEFENSE. Notwithstanding any other provision hereof, Licensee agrees that: (1) the Licensed Product is delivered as "Commercial Computer Software" as defined in the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013; (ii) the Licensed Product has been developed entirely at private expense; (iii) Licensee is solely responsible for any effects or costs in connection with modifications of the Licensed Product independently made by or for DOD including, but not limited to, impacts on compatibility or support; (iv) the Licensed Product is deemed to be adequately marked when the legend below is affixed to the Licensed Product or its storage media perceptible directly or with the aid of a machine or device, and (v) for the purposes of this Section, DFARS shall include any applicable successor or replacement clause or regulation.

                            RESTRICTED RIGHTS LEGEND

    Use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013. The contractor is ____________ and its address is: ____________.

        (b) CIVILIAN AGENCIES. Notwithstanding any other provision hereof, Licensee agrees that (i) the Licensed Product and Documentation are "restricted computer software" as defined in the Commercial Computer Software--Restricted Rights clause at FAR 52.227-19; (ii) the Licensed Product was developed entirely at private expense; (iii) the Licensed Product is delivered with only the specific rights set forth in subparagraph
    (c)(2) of the Commercial Computer Software--Restricted Rights clause at FAR 52.227-19; (iv) the Licensed Product is deemed to be adequately marked when the legend below is affixed to the Licensed Product or its storage media:

                            RESTRICTED RIGHTS LEGEND

    Notice- Notwithstanding any other lease or license agreement that may pertain to, or accompany the delivery of, this restricted computer software, the rights of the Government regarding its use, reproduction and disclosure are as set forth in subparagraph (c)(2) of the Commercial Computer Software-Restricted Rights clause at FAR 52.227-19.

    19. MISCELLANEOUS This document and the accompanying attachments specifically referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other communications, whether written or oral. This Agreement may be modified or amended only by a writing signed by the party against whom enforcement is sought. Except as specifically permitted herein, neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Licensee without Licensor's prior written consent and any attempt to the contrary shall be void. Licensor reserves all rights not specifically granted herein. Neither party shall be liable for delays caused by events beyond its reasonable control. Any provision hereof found by a tribunal of competent jurisdiction to be illegal or unenforceable shall be automatically conformed to the minimum requirements of law and all other provisions shall remain in full force and effect. Waiver of any provision hereof in one instance shall not preclude enforcement thereof on future occasions. Headings are for reference purposes only and have no substantive effect.

    IN WITNESS WHEREOF for adequate consideration and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

At Work Corp.                                       Pitney Bowes

By:               /s/ JIM FLYNN                     By:            /s/ KARL SCHUMACHER
     ---------------------------------------             ---------------------------------------

Name:  Jim Flynn                                    Name:  Karl Schumacher
Title:  General Manager                             Title:  Vice President

Date: August 21, 1998                               Date: August 19, 1998
                                                    ------------------------------------------
------------------------------------------

                                PRODUCT SCHEDULE

LICENSE FEES

    LICENSED PRODUCT

                                                              LICENSE FEE
                                                              -----------
WorkOut-TM- Internet Billing Server.........................    $40,000
Including AFP translator
60 Day Pilot License
(Installed at the Pitney Bowes location
in Danbury, Connecticut)
Upgrade to Operating License................................    $60,000

TIME AND MATERIALS

                                                               T&M FEE
                                                              ---------
One Week of Consulting Days.................................   $ 7,500
(Includes installation and training and
development work detailed in the attached
Statement of Work)

                                PAYMENT SCHEDULE

UPON SIGNING OF LICENSE AGREEMENT

First 50% of Pilot License..................................  $20,000
Time and Materials Expense..................................            $ 7,500
                                                                        -------
TOTAL DUE UPON SIGNING LICENSE AGREEMENT....................  $27,500
                                                              =======

UPON INSTALLATION:

Remaining 50% of Pilot License..............................  $20,000
TOTAL DUE UPON INSTALLATION.................................            $20,000
                                                                        =======

AFTER PILOT PERIOD:

Upgrade to Operating License................................  $60,000
TOTAL DUE AFTER PILOT PERIOD................................  $60,000
                                                              =======

FUTURE ADDITIONAL OPERATING LICENSES:

Operating Licenses                                             TO BE DETERMINED

NOTES:

(1) The preceding figures do not include applicable sales tax.

(2) See accompanying Statement of Work for details regarding the project and project plan.

(3) If the Licensee terminates this agreement after the Pilot Period, the Pilot License Fee and Time and Materiel Expense will not be refunded.

               PITNEY BOWES WORKOUT PILOT FOR UNITED ILLUMINATING

                               STATEMENT OF WORK
                                 July 27, 1998

@Work Technologies, Inc.
111 John Street, Suite 2509
New York, NY 10038
Phone: (212) 571-3222
Fax (212) 571-3213
http://www.worktechs.com
Contact Jim Flynn

                               TABLE OF CONTENTS

INTRODUCTION................................................      3
HARDWARE AND SOFTWARE REQUIREMENTS..........................      3
  Prerequisite Software.....................................      3
  Recommended Hardware configuration........................      3
WORKOUT D3 INTEGRATION......................................      4
  Interface and Protocol....................................      4
  Inserter Service..........................................      4
    INSERTER INPUTS.........................................      4
    POSITION................................................      4
    Inserter Outputs........................................      4
  StatementStatus Service...................................      5
UNITED ILLUMINATING CONFIGURATION...........................      6
  SERVLET DEVELOPMENT.......................................      6
    Process Descriptions....................................      7
      USER DETABASE SETUP...................................      7
      BILLING DATA LOAD.....................................      7
      Bill Access...........................................      7
HIGH-LEVEL PROJECT PLAN.....................................      9

INTRODUCTION

    The purpose of this document is to provide a statement of work for the Internet billing pilot project being undertaken by @Work Technologies, Inc. and Pitney Bowes. Three main objectives of this joint effort are:

1. Provide an integrated solution composed of Pitney Bowes D3 system and @Work's WorkOut Internet billing system.

2.  Implement this solution in a pilot project for United Illuminating.

3. Provide a framework for establishing a long-term alliance between @Work and Pitney Bowes for Internet bill and statement delivery

    This document includes a listing of the required hardware and software components; a description of the processes that will be developed to integrate WorkOut with D3; and a high-level project plan.

HARDWARE AND SOFTWARE REQUIREMENTS

PREREQUISITE SOFTWARE

    The following is a description of the software requirements for WorkOut

    1.  Oracle 8.03 Enterprise server

    2.  Inprise (AKA Borland) Visibroker 3.2 for Java

    3.  Windows NT Server 4.0 Service Pack 2

    4.  Sun Java Web Server 1.1 for NT

RECOMMENDED HARDWARE CONFIGURATION

    For the pilot, Pitney Bowes should configure at least one server to run Oracle and WorkOut. The server should at least have a Pentium 300 MHz processor with 258 MB of RAM. It is recommended that the server have at least 3 disk drives with 8 GB or more of storage on each drive. A backup tape device is recommended and a network interface is required. Telecommunications equipment, such as a router, DSU/CSU, firewalls and a T1/partial T1 connection to the Internet should also be installed. In the future, RAID arrays may be added to the hardware configuration for enhanced reliability and disk performance.

    NOTE: The hardware configuration may need to be adjusted due to volume considerations.

    WorkOut D3 Integration

    In order to provide a more comprehensive solution, the D3 and WorkOut systems will be integrated. This will enable WorkOut to dynamically get electronic ad inserts that will be embedded in United Illuminating bills that are displayed by WorkOut on the Internet. The following paragraphs describe the processes that will be implemented and the message formats to be used for exchanging information between WorkOut and D3.

INTERFACE AND PROTOCOL

    WorkOut servlets will communicate with the D3 Router process by using the Internet inter-ORB Protocol (IIOP). The Object Request Broker used by both D3 and WorkOut will be the Inprise Visibroker version 3.2 for Java. All IIOP messages will be composed of a string parameter that will contain Extensible Markup Language (XML). Because these interfaces will utilize XML, they will be more flexible and extensible.

INSERTER SERVICE

    Pitney Bowes will develop an "inserter" CORBA service that will enable a WorkOut servlet to query for the proper hotlinks or any other data that should be inserted into an on-line bill.

INSERTER INPUTS

    In order to get the proper inserts, WorkOut servlets will make an IIOP call to the Inserter service. Each call will send a String value containing an XML inserter-request message. The following XML shows an example of such a request:

    [inserter--request]

       [account]123456[/account]
       [run-date]19980701131515050[/run--date]
       [provider]UI[/ provider].
       [documentprofile]consumer[/documentprofile]

    [/inserter--request]

    The preceding inserter-request requests inserts for United Illuminating's consumer bill for account 123456 that was loaded by WorkOut from the input file with the date/time stamp indicated by the [run-date] element. The following table describes the composition of the [run-date] element

Position...................................   1-4        5-6        7-8        9-10       11-12      13-14       15-17
Field......................................   Year      Month       Day        Hour      Minute     Second     Millisecond

INSERTER OUTPUTS

    Upon receiving an inserter-request, the Inserter service will respond with an inserter-response message sent as a String value over IIOP. The following is a sample of an Inserter-response message:

[inserter--response state:"Ready"]

[link]

       [url]/ads/abcad. html.[/url]

       [image]/ads/graphics/abcimage.jpg[/image]

    [message]Click here to get a great ABC![/message]

    [/link]

    [link]

       [url]/ads/xyzad.html[/url]

       [image]/ads/graphics/xyzimage.jpg[/image]

       [message]Click here to get a great XYZ![/message]

    [/link]

[/inserter--response]

NOTE: An inserter-response message can contain zero or more [link] elements.

    The WorkOut servlet will display the hotlinks and images indicated by the inserter response message along with the United Illuminating bill, in the event that hot link information is not ready for a particular bill, the inserter-response message would be formatted as follows:

[inserter-response state="NotReady"]

[/inserter--response]

if a bill is not ready, WorkOut will not display it. If an error occurs, the inserter-response message could format a response as follows:

[inserter-response state="Error"]

    [message]The account number does not exist.[/message]

    [message]Some other message[/message]

[/inserter--response]

NOTE: The inserter-response message can contain zero of more [message] elements.

STATEMENTSTATUS SERVICE

    Pitney Bowes will also implement a StatementStatus CORBA service that will enable a WorkOut servlet to send status information to Pitney Bowes. When statement is loaded, the following status message will be sent

[status]

    [account]123456[/account]

    [run--date]19980701131515050[/run-date]

    [provider]UI[/ provider]

    [documentprofile]consumer[/documentprofile]

    [event>Loaded[/event]

[/status]

    When a user accesses a statement, the following status message will be sent

[status]

    [account]123456[/account]

    [run-date]19980701131515050[/run--date]

    [provider]UI[/provider]

    [documentprofile]consumer[/documentprofile]

    [event]Accessed[/event]

[/status]

    When a user clicks on the "Pay NOW" button, the following status message will be sent:

[status]

    [account]1234 56[/account]

    [run--date]19980701131515050[/run--date]

    [provider]UI[/provider]

    [documentprofile]consumer[/documentprofile]

    [event]PayClick[/event]

[/status]

UNITED ILLUMINATING CONFIGURATION

    The billing data to be loaded into WorkOut will be extracted by the WorkOut Filer program from United Illuminating's Advanced Function Presentation (AFP) billing file. Billing data will be loaded approximately 20 times per month. At least three months of data will be maintained on the WorkOut server and will be available for authorized users. Users records can be input into WorkOut by using the system's user setup forms or via a batch load into WorkOut's Oracle-based User table.

SERVLET DEVELOPMENT

    @Work has demonstrated WorkOut's ability to load United Illuminating's AFP bill file and present these documents as HTML bills. The following screen shot shows one of these bills.

[Screen shot goes here--It was taken out because of its size]

    The preceding shot presents the United Illuminating billing data in a format similar to the original paper bill. Although customers will find this format familiar some additional work will be required to meet the requirements of the pilot. These tasks include:

    - Develop the Java classes for the WorkOut servlets to abstract the IIOP calls to the Inserter and StatementStatus services.

    - Add the servlet logic to process calls to the inserter and StatementStatus services.

    - Add a "Pay Now" button with a link to the appropriate payment form.

    - Develop a more Web-friendly look and feel to the bills by adding toolbars and additional hyperlinks links, such as links to previous bills and frequently asked questions (FAQs) pages.

    These and other tasks will be performed by @Work Technologies.

PROCESS DESCRIPTIONS

    This section provides descriptions of the processes by which the WorkOut user database will be set up; how billing data will be loaded into WorkOut; and a description of how users will access their bills over the Internet.

USER DATABASE SETUP

    In order for users to be able to access their bills, WorkOut's Oracle-based User table must be populated. Since Pitney Bowes is creating a signup process for a payment processing function, a signup process must be created. In order to avoid having two signup processes, @Work will develop a process by which the WorkOut user table will automatically be populated. This can be accomplished fairly easily by providing @Work with a flat file or a database table consisting of at least the ID, account number and password of each user.

BILLING DATA LOAD

    The following list describes the process by which WorkOut will load United Illuminating's bills and make them available on the Web.

    - The United Illuminating AFP billing file will be placed in a designated input directory on a local or network-accessible hard drive.

    - The WorkOut loading and filing process will periodically poll the designated input directory.

    - Upon locating the input AFP file, the WorkOut Filer for the United Illuminating file will be instantiated by WorkOut and will begin processing the AFP file.

    - WorkOut will load all of the bills in the AFP billing file. The bills will be loaded into the WorkOut XML archive.

    - For each bill that is loaded, WorkOut will send ["status"] message to the StatementStatus service to notify it of the "Loaded" event.

    Bill Access

    In order to access their bills, user will undertake the following process:

    - By using a Web browser, the user will access the United Illuminating Web site hosted by Pitney Bowes.

    - Upon accessing the site, the user will be required to enter a user ID and password.

    - After the user enters a valid login and password, the user will be presented with a page that lists the most recent bills. Each bill will be shown as one summary line in an HTML table. Each line will be composed of the bill date, the payment due date and the total amount The latest bill will have a "Pay Now" button next to it in the table, which can be used to link to the Pitney Bowes payment entry form.

    - Whenever a user views a bill, the WorkOut servlet will send a status message to the StatementStatus service in order to indicate that an "Access" event has occurred.

    - The user can click on any bill on the summary page to view the details of the bill.

    - Whenever a user clicks on a "Pay Now" button, the WorkOut servlet will send a status message to the StatementStatus service in order to indicate that a "PayClick" event has occurred.

    - While looking at a bill, the user will also be able to click on a "Pay Now" button to link to the Pitney Bowes payment form. The "Pay Now" button will only be displayed on the summary and detail pages of the latest bill.

NOTE: it is highly recommended that the site be configured so that all billing and payment information is transmitted over Secure Sockets Layer (SSL).

HIGH-LEVEL PROJECT PLAN

    The following project plan lists the critical tasks and responsibilities related to the Pitney Bowes pilot project.

  Task                                                       Week
                      ]      1          2          3          4          5          6          7          8          9
  Install Visibroker at Pitney
  Bowes                      X
  Give one day of introductory training at Pitney Bowes on Visibroker for Java and
  IIOP                       X
  Install pilot server hardware and system
  software                                         X
  Configure internet connectivity on pilot
  Server                                X          X
  Install Oracle 8, Sun Java Web server and Visibroker on pilot
  Hardware                                         X
  Develop Inserter CORBA
  Service                               X          X          X
  Develop StatementStatus CORBA
  Service                               X          X          X
  Develop HTML payment entry forms and ACH outbound
  Mapper                                X          X          X          X
  Develop servlet classes to communicate with Inserter
  Service                               X          X          X
  Develop servlet classes to communicate with StatementStatus
  service                               X          X          X
  Develop enhanced UI HTML bill
  Interface                                        X          X          X
  Provide additional volume UI test data(1) to
  @Work                                                       X
  Test with UI volume test
  data                                                        X          X
  Configure SSL on pilot
  server                                                      X          X
  Install WorkOut server at Pitney Bowes
                                                                                    X
  Integration
  testing                                                                           X          X
  Setup UI customers in WorkOut user
  database                                                                                                X
  Pilot cut-over
  Testing                                                                                                 X
  Pilot cut-over                                                                                                     X

  Task
                      ]  Responsibility
  Install Visibroker at
  Bowes                  PITNEY BOWES
  Give one day of intro
  IIOP                   @WORK
  Install pilot server
  software               PITNEY BOWES
  Configure internet co
  Server
  Install Oracle 8, Sun
  Hardware               PITNEY BOWES
  Develop Inserter CORB
  Service                PITNEY BOWES
  Develop StatementStat
  Service                PITNEY BOWES
  Develop HTML payment
  Mapper                 PITNEY BOWES
  Develop servlet class
  Service                @WORK
  Develop servlet class
  service                @WORK
  Develop enhanced UI H
  Interface              @WORK
  Provide additional vo
  @Work                  PITNEY BOWES
  Test with UI volume t
  data
  Configure SSL on pilo
  server                 PITNEY BOWES
  Install WorkOut serve
                         @WORK
  Integration
  testing                @WORK AND
                         PITNEY BOWES
  Setup UI customers in
  database               @WORK AND
                         PITNEY BOWES
  Pilot cut-over
  Testing                @ WORK AND
                         PITNEY BOWES
  Pilot cut-over         @WORK AND
                         PITNEY BOWES

------------------------

(1) Volume UI test data should consist of a billing file that consists of live production data, or data that closely resembles both the number and variety of statements found in a production run.

    IN WITNESS WHEREOF, for adequate consideration and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

At Work Corp.                                       Pitney Bowes

By:               /s/ JIM FLYNN                     By:            /s/ KARL SCHUMACHER
     ---------------------------------------             ---------------------------------------

Name:  Jim Flynn                                    Name:  Karl Schumacher
Title:  General Manager                             Title:  Vice President

Date: August 21, 1998                               Date: August 19, 1998
                                                    ------------------------------------------
------------------------------------------